CONTACTS:	Berns Communications Group

Jessica Liddell/Melissa Jaffin

212-994-4660
jliddell@bcg-pr.com

For Immediate Release

HAMPSHIRE GROUP ANNOUNCES CHANGES IN BOARD OF DIRECTORS

New York, NY – March 2, 2010 – Hampshire Group, Limited (Pink Sheets: HAMP.PK; www.hamp.com), a leading provider of women’s and men’s fashion apparel, today announced a number of current and planned changes to the Board of Directors.

The Company stated that Harvey Sperry has stepped down as Chairman of the Board and Nominating Committee and that Richard Mandell has been elected Chairman of the Board and Peter Woodward has been elected Chairman of the Nominating Committee, effective immediately.  Mr. Mandell, a Hampshire director since April 2008, also serves as a Director of Encore Capital Group, for which he served as the Chairman of the Board of Directors from October 2004 until May 2007. In addition, Mr. Mandell has previously served on the boards of directors of six other public companies.

Mr. Sperry has also announced his intention not to stand for re-election to the Board effective at the 2010 annual shareholders meeting.  The Board has commenced a search to identify a highly qualified successor to fill Mr. Sperry’s Board seat, with the intention of nominating for election a candidate with strong apparel industry experience.

In connection with the announcement, Mr. Sperry noted, “After observing the progress to date made by the current management team, led by Heath Golden, as chief executive officer, and including Howard Zwilling, responsible for women's apparel, Mark Lepine, responsible for men's apparel, and Jonathan Norwood as chief financial officer, I believe this is the strongest management team the Company has had during my time as a director and now is the appropriate time to transition off the Board.”

On behalf of the Board, Mr. Mandell remarked, “We thank Harvey for his service and guidance, and for his support of our Board transition plan. We also recognize the benefit of introducing new perspectives and ideas to help lead Hampshire Group forward. The changes to the Board composition now under way will advance that objective.”

In addition, the Company announced today that it is adopting new guidelines relating to the ownership of Hampshire Group Common Stock by non-employee Directors of the Company. Under the new guidelines, within a three year period from February 26, 2010 or in the case of newly appointed directors three years from the date of their appointment to the Board of Directors, non-employee Directors will be expected to maintain a minimum ownership position in Hampshire Common Stock equal in value to three times a Director’s annual cash retainer.

About Hampshire Group

Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Hampshire Studio®, Mercer Street Studio®, Requirements®, and RQT®. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

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